Exhibit 10.2

OAK HILL FINANCIAL, INC.

KEY EXECUTIVE CHANGE CONTROL PLAN

1.	Purpose

The purpose of the Oak Hill Financial, Inc. Key Executive Change of Control Plan is to provide severance and other benefits to designated key executives of Oak Hill Financial, Inc. and its subsidiaries in the event that their employment terminates for specified reasons within one year following a Change of Control of Oak Hill Financial, Inc. (the “Company”).

2.	Definitions

a)

“Board” means the Board of Directors of the Company, excluding any member who is an officer or employee of the Company or who otherwise would not be considered a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities and Exchange Commission.

b)

“Change in Control” means the occurrence of any of the following: (1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect as of the Effective Date) other than the Company or any “person” who as of the Effective Date is a director or officer of the Company or whose shares of Common Stock of the Company are treated as “beneficially owned” (as such term is used in Rule 13d-3 of the Securities and Exchange Commission in effect as of the Effective Date) by any such director or officer, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (2) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; (3) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.; (4) Any of the following occurs: (A) a merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 45% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company which shall include, without limitation, the sale of assets or earning power aggregating more than 45% of the assets or earning power of the Company on a consolidated basis; (C) a liquidation or dissolution of the Company; (D) a reorganization, reverse stock split, or recapitalization of the Company which would result in any of the foregoing; or (E) a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing. Notwithstanding the foregoing provisions of Section 2(b)(1) or 2(b)(2), in the case where the individuals who constitute the directors of the Company at the time a specific transaction described in Section 2(b)(1) or 2(b)(2) is first presented or disclosed to the Board will, by the terms of the definitive agreement for that transaction, constitute at least a majority of the members of the board of directors of the resulting corporation or person immediately following such transaction, then, prior to the occurrence of any event that would otherwise constitute a Change in Control under any of the foregoing provisions of this Section 2(b), the Board of Directors may determine by majority vote of the Board that the specific transaction does not constitute a Change in Control under Section 2(b)(1) and (2); and notwithstanding the foregoing provisions of Section 2(b)(3) or 2(b)(4), unless otherwise determined in a specific case by majority vote of the Board of Directors, a “Change in Control” shall not be deemed to have occurred for purposes of Section 2 (b)(3) or 2(b)(4) solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a “Subsidiary”), or (iii) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it or shares of Voting Stock of the Company, whether in excess of 15% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

c)	“Chief Executive Officer” means the Chief Executive of the Company as appointed by the Board from time to time.
d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
e)	“Company” means Oak Hill Financial, Inc., an Ohio company, and any successor to its business and/or assets.
f)	“Effective Date” means January 1, 2006.
g)	“Plan” means the Oak Hill Financial, Inc., Key Executive Change of Control Plan.
h)

“Plan Administrator” means prior to a Change of Control, the Governance and Compensation Committee of the Board. On and after a Change of Control, the Plan Administrator shall be a three-person committee of the Board consisting of individuals selected by the Chief Executive Officer prior to the Change of Control, who were directors of the Company prior to the public announcement of the Change of Control and one of whom was the Chairman of the Board.

i)

“Planning Group” means the senior policy-making body of the Company, consisting of certain executive officers of the Company who are appointed to the Planning Group by the Chief Executive Officer annually and whose participation in the Planning Croup is confirmed by an annual action of the Governance and Compensation Committee of the Board. The Chief Executive Officer shall not be part of the Planning Group for the purpose of participation in this Plan.

j)

“Subsidiary” means any Company or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an ownership interest of at least 50% by reason of stock ownership or otherwise.

3.	Participation
a)

Each member of the Planning Group will participate in the plan for as long as he or she serves on the Planning Group, unless he or she is subject to an individual contract or agreement that provides severance or similar benefits upon termination of employment following a Change of Control.

b)

If an executive’s participation in the Plan or employment is terminated prior to a Change of Control, and the Plan Administrator, in its reasonable discretion, determines that such termination of participation or employment was in connection with or in anticipation of a Change of Control, then the affected individual will be eligible for benefits under the Plan.

c)

Notwithstanding any provision of the Plan to the contrary, an executive who is a participant in the Plan on the date of a Change of Control will remain a participant until the earlier of the date his or her employment terminates and all benefits to which the executive is entitled under Section 5 have been paid or the date which is one year after the Change of Control.

4.	Termination of Employment on or after a Change of Control

A participant will be entitled to the severance and other benefits described in Section 5 if any of the following occurs:

a)

The participant’s employment with the Company and all of its Subsidiaries terminates for any reason other than “cause”, death or disability within one year after the Change of Control. “Cause” means the willful and continued failure of the executive to perform his or her duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to the Company.

b)

The participant resigns for “good reason” within one year following the Change of Control. “Good reason” means (i) a material diminution in the participant’s position, authority, duties or responsibilities; (ii) a material reduction in the participant’s aggregate annual salary and incentive compensation or material adverse change in employee benefits; (iii) requiring the participant to be based at an office or location more than 125 miles from the location where the participant was based immediately before the Change of Control; or (iv) failure of the Company to require any successor to the Company to comply with the Plan. Determination by the participant of “good reason” is conclusive if made in good faith.

5.	Obligations of the Company upon Termination of Employment on or after a Change of Control

If a participant’s employment terminates pursuant to Section 4(a) or (b), the Company will provide the participant with the following, subject to the participant’s obligations under Section 7: the Company will pay the participant twelve equal monthly payments totaling (i) unpaid salary and earned unused vacation pay through the date of termination the value of any stock option or related rights which as of the date of termination have been granted to participant, but are not exercisable by participant and the value of restricted stock awards or related rights which have been granted to participant, but in which participant does not have a non-forfeitable or fully vested interest as of the date of termination; and (ii) an amount equal to the participant’s annual salary (at the rate in effect immediately prior to termination). The Company will reduce amounts payable or distributable pursuant to the foregoing by any amounts necessary to satisfy its tax withholding liabilities under applicable law.

6.	Certain Additional Payments by the Company
a)

In the event that any payment or distribution by the Company to or for the benefit of the participant (whether payable or distributable pursuant to the terms of the Plan or otherwise, but determined without regard to any additional payments required under this Section 6 (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, then the participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the participant of all taxes and excise tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up payment equal to the excise tax imposed on the Payment. Such payment shall be made by the Company when payment of the excise tax is due.

b)

Notwithstanding the provisions of Section 6(a), if it shall be determined that the participant is entitled to a Gross-Up Payment, but that the participant, after taking into account the Payments and Gross-Up Payment, would not receive a net after-tax benefit of at least $100,000 (taking into account both income taxes and any excise tax) as compared to the net after-tax proceeds to the participant resulting from an elimination of the Gross-Up Payment and a reduction of the Payment, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any excise tax, then no Gross-Up Payment shall be made to the participant and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

c)

The participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company, in its sole discretion, elects to contest such claim, the participant must take all steps reasonably requested by the Company to do so, including, without limitation, giving the Company information related to such claim, cooperating with the Company in good faith in order to contest such claim, permitting the Company to participant in proceedings related to such claim and accepting legal representation with respect to such claim by an attorney reasonably selected by the Company. The Company shall bear directly all costs and expenses associated with such a contest.

d)

If, after the receipt by the participant of an amount advanced by the Company pursuant to Section 6(a), the participant becomes entitled to receive any refund with respect to a claim pursuant to Section 6(c), the participant shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the participant of an amount advanced by the Company pursuant to Section 6(a), a determination is made that the participant shall not be entitled to any refund with respect to a claim under Section 6(c) and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required

7.	Obligations of the Participant upon Termination on or after a Change of Control

As a condition of and prior to receiving any benefits under the Plan, the participant will be required to enter an agreement with the Company, the form of which will be approved by the Plan Administrator, under which the participant will agree to following:

a)	To reasonably assist the Company with any transition issues that arise from the participant’s termination of employment;
b)

Not to use or disclose the Company’s proprietary or confidential information, including customer and client lists, financial, systems, personnel information and other information as reasonably determined by the Plan Administrator;

c)	Not to make statements, give interviews, write books, articles or other publications related to Company or its management, customers or employees without prior written consent of the Company;
d)	To reasonably cooperate with the Company and its attorneys with respect to any investigation or litigation of which the participant has knowledge; and
e)

To provide the Company with a release of claims against the Company, its subsidiaries, officers, directors and assigns for matters related to the participant’s employment with the Company or Subsidiary.

8.	Amendment or Termination of Plan
a)	The Governance and Compensation Committee of the Board or the Board may amend or terminate the Plan at any time prior to a Change of Control.
b)

The Plan shall not be amended on or after a Change of Control in any way that reduces or terminates the benefits to which a participant is entitled under the Plan on or after a Change of Control or is otherwise adverse to a participant.

9.	Successors

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

10.	Plan Administration
a)

The Plan Administrator shall have authority to interpret and construe the provisions of the Plan and to make determinations pursuant to any Plan provision, including, without limitation, questions regarding eligibility and payment and amount of benefits. Any such interpretation or determination shall be final and binding on all parties.

b)

No member who serves on the committee that constitutes the Plan Administrator shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement to greater of the maximum provided by law or the manner provided in the Company’s Articles of Incorporation and Code Regulations, as it may be amended from time to time.

c)	The Plan Administrator may designate persons other than its members to carry out its responsibilities under such conditions or limitations as it may set.
11.	Non-Duplication of Benefits

Notwithstanding anything herein to the contrary, the Company shall have no obligations to pay benefits under this Plan if a participant receives benefits under a change of control employment agreement or the termination provisions of any other employment agreement.

12.	Participant’s Rights Unsecured.

The right of a participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and the participant shall not have any rights in or against specific assets of the Company.

13.	No Right to Employment

Participation in the Plan shall not give or be construed as giving a Participant the right to be retained in the employ of the Company or a Subsidiary. Further, the Company and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein.

14.	Governing Law

To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the law of the State of Ohio.

15.	Key employee and Code Section 409A
a)

Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” as defined in Code Section 409A, the Participant shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six months after his termination of employment for any reason other than death or (ii) the date of the Participant’s death. The provisions of this Section 15(a) shall only apply if required to comply with Code Section 409A.

b)

This Plan shall be interpreted in accordance with Code Section 409A and shall be administered in accordance with Code Section 409A. If any provision of this Plan (or of any award of compensation, including equity compensation or benefits) would cause a Participant to incur any additional tax or interest under Code Section 409A, such provision shall be deemed to be modified to comply with Code Section 409A to the maximum extent necessary to bring the provisions of this Plan into compliance with Code Section 409A’s rules.

c)

The Company shall indemnify and hold a Participant harmless, on an after-tax basis, for any additional tax (including interest and penalties with respect thereto) imposed on the Participant as a result of Code Section 409A.

16.	Code Section 162(m)

Notwithstanding any other provision in this Plan to the contrary, the payment of benefits under this Plan will be delayed where the Company reasonably anticipates that its deduction with respect to such payment will be limited or eliminated by Code Section 162(m). In such circumstances, the payment will be made at the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

17.	Savings Clause

This Plan is intended to comply in all aspects with applicable law and regulation. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.